Exhibit 10.1

July 21, 2022

Mr. Thomas Schlumpberger

Via Email

Dear Thomas,

We are very excited to offer you the position of CEO for Nanomix Corporation. As Nanomix Chief Executive Officer, you will report to the Board of Directors and be responsible for all aspects of the Nanomix business. You will also be appointed a member of the Board of Directors. Your compensation will include an annual salary of $350,000 paid semi-monthly, an annual bonus target of 30% of annual salary based on agreed objectives (pro-rated for any partial year of service), and equity compensation of 1,200,000 shares divided between Stock Options and Restricted Stock Units. The amount of each will be determined by mutual agreement between you and the Company. All stock issued under the stock incentive plan will vest in accordance with our normal vesting schedule:

-	Stock Option grants are exercisable at Fair Market Value as of the date of grant with 4- year vesting as follows:
o	12.5% of shares vesting upon the six-month anniversary of your date of hire; and
o	1/48 monthly vesting thereafter for the remainder of the 4-year term
-	Restricted Stock Units are zero cost stock grants with vesting as follows:
o	1/3 vesting on completion of your first 6 months of employment;
o	1/3 on first hiring anniversary date; and
o	1/3 on second hiring anniversary date

The first-year bonus will be paid based on achieving a capital raise of $25M or more within one year or a change of control transaction. Following years’ bonus targets will be adjusted to operating plan metrics as agreed and approved by the Board of Directors Compensation Committee.

On the first day of the month after your hiring, you will be eligible to participate in a comprehensive benefits package, which includes medical, dental, life and vision insurance, 401(K), 18 days of vacation, 6 sick days, and holidays. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

In addition to our normal benefits package, upon a Change of Control (detail to be defined), you will receive 100% vesting of any unvested Stock Options and RSUs.

2121 Williams St, San Leandro, CA 94577

Employment pursuant to our offer is contingent on your providing the Company with the legally- required proof of your identity and authorization to work in the United States and the completion of a satisfactory Background Check and Reference Check. As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the enclosed Proprietary Information and Inventions Agreement which, among other things, prohibits the unauthorized use or disclosure of the Company’s proprietary information.

Nanomix is a public company and we take our responsibilities for full disclosure of material events very seriously. Therefore, until such time as Nanomix makes public this offer or its acceptance, we request that the offer and its contents be kept confidential.

We hope that your employment with the Company will be satisfying and successful. In order to assure the efficient resolution of any employment-related disputes that may arise between us, we (both you and the Company) agree that any employment-related disputes between us that we are unable to resolve through direct discussion or mediation will be handled through arbitration administered by the American Arbitration Association, pursuant to the Company’s Dispute Resolution Program. This agreement to arbitrate is a waiver of the right to file a lawsuit in court and/or the right to have a jury trial.

I look forward to your joining out team and know that you will make a big difference in our future!

Sincerely,

Garrett Gruener
Executive Chairman

Acceptance:

I have read and accept this employment offer.

Thomas Schlumpberger

Date